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                                                                      EXHIBIT 11

                               SAFETY 1ST, INC.
                          COMPUTATION OF NET INCOME
                                  PER SHARE


                                                           Three Months Ended
                                                                March 31,
                                                         1997            1996
COMPUTATION OF NET INCOME PER SHARE
Net income available for common
shares and common stock equivalent
shares deemed to have a dilutive effect               $  197,199     $1,704,018

Net income per share                                         .03            .24

SHARES USED IN COMPUTATION

Weighted average common shares
outstanding                                            7,185,154      7,150,616
Common stock equivalents - stock options                 202,406         21,713
                                                      ----------     ----------

Total                                                  7,387,560      7,172,329
                                                      ----------     ----------


Note:     This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.